Exhibit 10.31

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”), dated as of October 15, 2009, is between Cancer Treatment Centers of America, Inc., an Illinois corporation (“CTCA”) and Firebird Global Master Fund Ltd., a Cayman Islands exempted company (“FIREBIRD”).

RECITALS:

A.       Pursuant to that certain Services, Loan and Security Agreement (the “CTCA Agreement”) made and entered into as of April 27, 2009 by and between AVAX Technologies, Inc., a New York corporation (“AVAX”) and CTCA, CTCA extended financial considerations to AVAX, including the loaning of funds and the payment of expenses on AVAX’s behalf in connection with AVAX’s laboratory operations located at 2000 Hamilton Street Suite 204, Philadelphia, Pennsylvania (the “Lab”) and the extension of time for performance by AVAX of other financial and operational obligations under that certain Production Agreement previously entered into by the parties in 2007 (the “Production Agreement”). Pursuant to the CTCA Agreement, AVAX granted to CTCA a first priority security interest in all of the personal property comprising the Lab, including all assets of AVAX located at the Lab and all intellectual property owned by AVAX and used in connection with the Lab. A copy of the CTCA Agreement is attached hereto as Exhibit A.

B.       AVAX is a successor-in-interest of Walden Laboratories, Inc. (“Walden”), formerly a Delaware corporation having a place of business at 375 Park Avenue, New York, NY 10152, with respect to a License Agreement effective November 20, 1995 between Thomas Jefferson University (“TJU”) and Walden (the “License Agreement”). By virtue of the License Agreement and AVAX’s status as successor-in-interest, AVAX is the worldwide exclusive licensee, with right to sublicense all Patent Rights as defined in Paragraph 1.02 of the License Agreement. AVAX has granted to CTCA a sublicense in the Patent Rights (the “Sublicense”) pursuant to that certain Patent Sublicense Agreement entered into as of April 27, 2009 (the “Sublicense Agreement”), a copy of which is attached hereto as Exhibit B.

C.       FIREBIRD has agreed to purchase a promissory note issued by, and a warrant to purchase common stock of, AVAX for an amount of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000), provided that, among other things, AVAX grants to FIREBIRD a security interest in certain of AVAX’s intellectual property (whether held directly or by any subsidiary of AVAX) described on Exhibit C attached hereto, and subject to the provisions hereof (the “Financing”).

In consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, it is hereby agreed as follows:

I.	Definitions.

“CTCA Liabilities” shall mean all indebtedness, obligations, and liabilities of AVAX to CTCA as set forth in the CTCA Agreement, including but not limited to all sums loaned and advanced to or for the benefit of AVAX at any time thereunder, amounts owed to CTCA under the Production Agreement, any interest thereon, any future advances, any costs of collection or enforcement, including reasonable attorneys’ and paralegals’ costs and fees, all in connection with the CTCA Agreement.

“CTCA Senior Collateral” shall mean all of the personal property of AVAX located at or relating to the Lab, whether now owned or hereafter acquired or arising, including all goods (including inventory, furniture, fixtures, equipment, and any accessions thereto), general intangibles, insurance claims relating to the foregoing and proceeds and products of the foregoing and all intellectual property owned by AVAX and used in connection with the Lab.

“FIREBIRD Liabilities” shall mean all indebtedness, obligations and liabilities of AVAX to FIREBIRD or any affiliate of FIREBIRD created before, on or after the date of this Agreement in connection with the Financing.

“FIREBIRD Senior Collateral” shall mean the intellectual property described on Exhibit C attached hereto.

II.	Agreements between CTCA and FIREBIRD.

2.1         Parties’ Obligations; Condition Precedent. The closing of the Financing shall be a condition precedent to both parties’ obligations under this Agreement. If the Financing has not closed on or before October 31, 2009, this Agreement shall be null and void.

2.2         Lien Priorities. Notwithstanding the date, manner or order of perfection of the security interests and liens granted to CTCA and FIREBIRD, and notwithstanding any provisions of the Uniform Commercial Code, or any applicable law or decision, or the provisions of any other document or any other circumstance whatsoever, CTCA and FIREBIRD each agree that the following, as between CTCA and FIREBIRD, shall be the relative priority of the security interests and liens of CTCA and FIREBIRD:

(a)         so long as the CTCA Liabilities have not been paid, otherwise satisfied, cancelled or terminated (“Discharge of the CTCA Liabilities”), CTCA shall have a first priority lien on the CTCA Senior Collateral, senior to any lien or other interest of FIREBIRD in the same property regardless of how it arose; and all liens of FIREBIRD at any time obtained by FIREBIRD in the CTCA Senior Collateral shall be junior and subordinate in all respects to all liens at any time obtained therein by CTCA;

(b)         so long as the FIREBIRD Liabilities have not been paid, otherwise satisfied, cancelled or terminated (“Discharge of the FIREBIRD Liabilities”), FIREBIRD shall have a first priority lien on the FIREBIRD Senior Collateral, senior to any lien or other interest of CTCA in the same property arising pursuant to the CTCA Agreement or otherwise; and all liens of CTCA at any time obtained by CTCA in the FIREBIRD Senior Collateral shall be junior and subordinate in all respects to all liens at any time obtained by FIREBIRD therein; and

(c)         from the date hereof and subject to Section 2.8, until the Discharge of the CTCA Liabilities, CTCA shall have a second priority lien on the FIREBIRD Senior Collateral securing the Discharge of the CTCA Liabilities (the “CTCA Second Priority Lien”), which lien will be junior and subordinate in all respects to FIREBIRD’s lien described in 2.2(b) above, but which lien shall be senior to any other lien or the interest of any creditor other than FIREBIRD in the FIREBIRD Senior Collateral.

2.3	Enforcement Actions; CTCA’s Agreements with Regard to Foreclosure.

(a)         So long as Discharge of the CTCA Liabilities has not occurred, FIREBIRD agrees that it will not ask for, demand, sue for, collect, take, receive, or repossess from AVAX, by setoff or in any other manner, or otherwise take any enforcement action with respect to, the whole or any part of the CTCA Senior Collateral, whether by judicial action or under power of sale, by self-help, repossession or otherwise.

(b)         Subject to the provisions of subsection (c) of this Section 2.3, CTCA may, at its sole option, take any action to accelerate payment of the CTCA Liabilities and to foreclose or realize upon or enforce any of its rights with respect to CTCA Senior Collateral, without the prior written consent of FIREBIRD. CTCA shall have the exclusive right to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of, and to take all enforcement action with respect to, the CTCA Senior Collateral as provided in the CTCA Agreement or by applicable law, in the manner deemed appropriate by CTCA and FIREBIRD will not hinder, delay or impair CTCA’s actions in enforcing its remedies with respect to the CTCA Senior Collateral.

(c)         CTCA agrees that it shall not commence actions to accelerate payment of the CTCA Liabilities, to foreclose on the CTCA Senior Collateral or to enforce any other remedies under applicable law, the CTCA Agreement, the Production Agreement or any other document so long as the following conditions are met:

1.    The Lab must achieve full GMP certification on or before December 1, 2009; provided, however, that such date shall be extended by any period during which achievement of full GMP certification is delayed, impeded or rendered impossible by forces beyond AVAX’s control, including acts of war, terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and general failure of any utility being supplied to the Lab (each a “Force Majeure Event”). AVAX has represented and warranted to CTCA that AVAX has submitted to the United States Food and Drug Administration (“FDA”) a dossier that AVAX believes is sufficient to gain GMP certification for the Lab. CTCA expresses no opinion as to the sufficiency of such dossier or the likelihood of its acceptance by FDA. As such, the parties acknowledge and agree that the denial of certification for the Lab (or failure to issue certification to the Lab) by the FDA by December 1, 2009 shall NOT be deemed to be a Force Majeure Event, unless such denial of certification or failure to issue certification is related to a Force Majeure Event;

2.     AVAX must begin to produce in the Lab for CTCA’s patients the vaccines described in the Production Agreement on or before December 2, 2009, provided, however, that such date shall be extended by any period during which commencement of production of such vaccines is delayed, impeded or rendered impossible by a Force Majeure Event;

3.     Until the discharge of the CTCA Liabilities, AVAX must continue to produce at the Lab or otherwise all of CTCA’s ongoing requirements for such vaccines as specified in the Production Agreement, following December 2, 2009, provided, however, that AVAX may halt such production for any period during a Force Majeure Event;

4.     AVAX must remain current in the prompt payment of all of its operating expenses and trade obligations relating to the Lab, including the payment of all taxes, employment expenses, vendor obligations (including its landlord Rodin Partners and all critical suppliers and utilities) so long as the CTCA Liabilities remain outstanding;

5.     AVAX has advised CTCA that Richard Rainey has vacated his judgment against AVAX previously entered in the Court of Common Pleas of Lackawanna County, Pennsylvania in the case of Richard Rainey v. AVAX Technologies, Inc. No. 8502-CV-2008 and in the Court of Common Pleas of Philadelphia County, Pennsylvania as No. 09002089 (the “Judgment”), and has filed all documents required to cancel or withdraw the Writ of Execution relating to the Judgment and to cancel all remedies with respect to the Judgment, including notifying the Sheriff of Philadelphia County that the previously-ordered sheriff’s sale shall be cancelled. AVAX may not grant to Richard Rainey a security interest of any kind in the CTCA Senior Collateral so long as the CTCA Liabilities remain outstanding;

6.     AVAX must keep the CTCA Senior Collateral free from liens other than those described in this Agreement, including liens that rank senior to those of CTCA, including tax liens and liens of other creditors (including judgment creditors);

7.     The Lab must remain open and operating during normal business hours at all times, and CTCA shall have an absolute right to inspect the Lab during business hours at any time; provided, however, AVAX may close the Lab for reasonable statutory or customary holiday periods, and for any period during which the Lab’s operation is impeded or rendered impossible by a Force Majeure Event;

8.     On or before June 1, 2010, AVAX must obtain financing that AVAX believes is reasonably sufficient to fund operation of the Lab and production of CTCA’s vaccines for a period of not less than two (2) years from the date hereof;

9.     AVAX must use reasonable efforts to maintain the Lab in good working order, including all equipment and systems located therein, provided, however, that AVAX shall not be responsible for the impact of a Force Majeure Event on the Lab, its equipment and systems or operations; and

10.   AVAX must use reasonable efforts to maintain in good working order all equipment owned by CTCA and located in the LAB; further, AVAX must identify with conspicuous notice tags all of such pieces of equipment and must cause all such tags to remain in place on an ongoing basis.

(d)         FIREBIRD shall provide to CTCA 10 days’ prior written notice of any action to accelerate payment of the FIREBIRD Liabilities and to foreclose or realize upon or enforce any of its rights with respect to the FIREBIRD Senior Collateral.

2.4         Accountings. CTCA and FIREBIRD agree to render accountings to the other upon request, describing the amount of AVAX’s indebtedness to such party.

2.5         Acknowledgement as to CTCA Liabilities; Additional Credit Extensions. FIREBIRD acknowledges that the CTCA Liabilities currently exceed $1,200,000 and will likely exceed $1,300,000 on October 31, 2009. CTCA shall have the right, with the prior written consent of FIREBIRD, which consent may be withheld in FIREBIRD’s sole discretion, to extend credit to AVAX in excess of the amounts set forth in the CTCA Agreement, and such extensions of credit, whether under the CTCA Agreement or under any other agreements with AVAX, shall be secured by the CTCA Senior Collateral, and otherwise shall have the same priorities as herein contained.

2.6         Notices of Defaults. CTCA and FIREBIRD agree to endeavor to give to the other copies of any notice of the occurrence of an event of default by AVAX under the agreements governing the relationship between such party and AVAX, simultaneously with the sending of such notice to AVAX, but the failure to do so shall not affect the validity of such notice or create a cause of action against the party failing to give such notice or create any claim or right on behalf of the other party hereto or any third party. The sending or receipt of such notice shall not obligate the recipient to cure such event of default.

2.7         Agreements Relating to the Sublicense. FIREBIRD hereby acknowledges and agrees that the Sublicense granted to CTCA pursuant to the Sublicense Agreement is in full force and effect as of the date hereof, that CTCA has paid in full ample valuable consideration in exchange for the Sublicense, and that CTCA shall in no event owe additional consideration in order to maintain the Sublicense. FIREBIRD further agrees that in the event that FIREBIRD becomes the licensee of any of the Patent Rights described in the License Agreement, either by purchase, assignment, foreclosure, operation of law, or otherwise, FIREBIRD will honor all of CTCA’s rights in the Sublicense and shall in no way interfere with the terms of the Sublicense Agreement.

2.8         Automatic Release of the CTCA Second Priority Lien. If, at any time, FIREBIRD’s first priority lien in the FIREBIRD Senior Collateral shall be fully released or cease to exist, whether by Discharge of the FIREBIRD Liabilities or otherwise, then CTCA hereby agrees that the CTCA Second Priority Lien shall be automatically, unconditionally and simultaneously released, and CTCA shall promptly execute and deliver to the AVAX and/or FIREBIRD, as applicable, such termination statements, releases and other documents as AVAX and/or FIREBIRD may reasonably request and provide to effectively confirm such release. CTCA further agrees that, upon FIREBIRD’s request, CTCA shall promptly provide FIREBIRD with any necessary or appropriate releases to permit the collection, sale or other disposition of any or all of the FIREBIRD Senior Collateral by FIREBIRD free and clear of the CTCA Second Priority Lien; provided, however, that CTCA shall, following such release, retain its secondary priority to FIREBIRD in the receipt of any proceeds from the collection, sale or other disposition of any or all of the FIREBIRD Senior Collateral.

III.	Miscellaneous.

3.1           Term of Agreement. The rights and obligations of the other parties under this Agreement shall terminate at the time of Discharge of the CTCA Liabilities; provided, however, that if CTCA or FIREBIRD shall be compelled, in a bankruptcy or insolvency proceeding (or otherwise) to return to AVAX any money or other funds received by it from AVAX or any of its representatives (including, without limitation, a trustee or receiver in any bankruptcy or insolvency proceeding), then the terms of this Agreement shall be reinstated with respect to any such sums that must be so returned.

3.2           No Waiver. Neither any failure or delay by the CTCA or FIREBIRD in exercising any right, power or privilege under this Agreement shall operate as a waiver of such right, power or privilege; nor shall any single or partial exercise of such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

3.3           CONTINUING ENFORCEABILITY. THIS AGREEMENT SHALL CONTINUE TO BE ENFORCEABLE AS AMONG THE PARTIES HERETO IN THE EVENT OF ANY BANKRUPTCY, INSOLVENCY, REORGANIZATION, ARRANGEMENT, ADJUSTMENT, WINDING UP, LIQUIDATION, DISSOLUTION, COMPOSITION OR OTHER SIMILAR RELIEF GRANTED OR OCCURRING WITH RESPECT TO ANY PARTY HERETO, AND SHALL BE APPLICABLE TO ANY AND ALL DISTRIBUTIONS OR APPLICATIONS OF PROCEEDS OF ANY COLLATERAL MADE BY ANY RECEIVER, TRUSTEE, DEBTOR-IN-POSSESSION OR OTHER PERSON. THIS AGREEMENT SHALL REMAIN IN FULL FORCE AND EFFECT REGARDLESS OF WHETHER ANY PARTY HERETO SEEKS TO RESCIND, AMEND, TERMINATE OR REFORM, BY LITIGATION OR OTHERWISE, ITS OBLIGATIONS UNDER ANY OF ITS AGREEMENTS WITH AVAX.

3.4           Sharing of Information. AVAX authorizes CTCA, FIREBIRD and its affiliates to share any information concerning AVAX as contemplated by this Agreement, or as any one or more of CTCA or FIREBIRD shall deem necessary in order to accomplish the purposes of this Agreement.

3.5           Notices. Any notice required or desired to be served, given or delivered hereunder shall be in writing (including facsimile transmission), and shall be deemed to have been validly served, given or delivered upon the earlier of (a) personal delivery to the address set forth below; (b) in the case of mailed notice, five (5) Business Days after deposit in the United States mails, with proper postage for certified mail, return receipt requested, prepaid, or in the case of notice by Federal Express or other reputable overnight courier service, one (1) Business Day after delivery to such courier service; and (c) in the case of facsimile transmission, upon transmission with confirmation of receipt, in any such case addressed to the party to be notified as follows:

(i)           If to the CTCA at:

Cancer Treatment Centers of America, Inc.
1336 Basswood Rd.
Schaumburg, Illinois 60173
Attention:     Steven L. Kroll, General Counsel
Facsimile:    (847) 342-6512

(ii)          If to FIREBIRD at:

Firebird Global Master Fund, Ltd.
c/o Trident Trust Company (Cayman) Limited
One Capital Place, P.O. Box 847
George Town, Grand Cayman KY1-1103
Cayman Islands

with a copy to:

FGS Advisors, LLC
152 West 57th Street, 24th Floor
New York, NY 10019
Attention:      James Passin
Facsimile:     (212) 698-9266

or to such other address as each party designates to the other in the manner herein prescribed.

3.6           Contesting Liens or Security Interests. FIREBIRD shall not contest the validity, perfection, priority or enforceability of any lien granted to CTCA in the CTCA Senior Collateral. CTCA shall not contest the validity, perfection, priority or enforceability of any lien granted to FIREBIRD in the FIREBIRD Senior Collateral. As between CTCA and FIREBIRD, the terms of this Agreement shall govern even if all or part of the CTCA Liabilities or the FIREBIRD Liabilities, as the case may be, or the liens securing payment thereof, are avoided, disallowed, set aside or otherwise invalidated.

3.7           No Benefit to Third Parties. The terms and provisions of this Agreement shall be for the sole benefit of CTCA and FIREBIRD and no other person, firm, entity or corporation shall have any right, benefit, priority or interest under or because of this Agreement.

3.8           Governing Law. This Agreement shall be interpreted, and the rights and obligations of the parties hereto determined, in accordance with the internal laws of the State of Delaware.

3.9           Counterparts. This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original hereof submissible into evidence and all of which together shall be deemed to be a single instrument.

[SIGNATURE PAGE FOLLOWS]

The parties have executed this Agreement as of the day and year first above written.

CANCER TREATMENT CENTERS OF AMERICA, INC.

By:
Its:	VP Clinical Research

FIREBIRD GLOBAL MASTER FUND, LTD.

By:	/s/ James Passin
Its:	Director

ACKNOWLEDGMENT

AVAX hereby acknowledges and agrees to the foregoing terms and provisions. By executing this Agreement, AVAX agrees to be bound by the provisions hereof as they relate to the relative rights of the creditors as between such creditors. AVAX further agrees that the terms of this Agreement shall not give AVAX any substantive rights vis-a-vis FIREBIRD or CTCA.

If FIREBIRD or CTCA shall enforce its rights or remedies in violation of the terms of this Agreement, AVAX agrees that it shall not use such violation as a defense to the enforcement by FIREBIRD or CTCA, respectively, under the CTCA Agreement or the documents associated with the Financing nor assert such violation as a counterclaim or basis for set-off or recoupment against either of them.

Dated: 10/15, 2009

AVAX TECHNOLOGIES, INC.

By:	/s/ JOHN PRENDERGAST
Name:	JOHN PRENDERGAST
Title:	CHAIRMAN & CEO

EXHIBIT A —	COPY OF CTCA AGREEMENT

EXHIBIT B —	COPY OF SUBLICENSE

EXHIBIT C —	Description of FIREBIRD Collateral

ANNEX 1

COLLATERAL DESCRIPTION TO
UNIFORM COMMERCIAL CODE FINANCING STATEMENT

DEBTOR:	Avax Technologies, Inc.

SECURED PARTIES:	Firebird Global Master Fund, Ltd.

This Financing Statement covers the following:

All of the Intellectual Property Assets (as hereinafter defined) now owned or hereafter acquired by Debtor or in which the Debtor now has or hereafter may acquire any right, title or interest, excluding any Intellectual Property Assets to the extent that such Intellectual Property Assets are pledged, as of the date hereof, to Cancer Treatment Centers of America, Inc. to secure certain obligations of the Debtor thereto. “Intellectual Property Assets” shall mean all right, title and interest of Debtor in or to all or any Intellectual Property, which is defined as:

(i)           each and all of the patents and patent applications, owned by, issued or granted to, filed by or hereafter issued or granted to filed by or acquired by Debtor, whether or not on a joint basis with any other person or entity, including without limitation those patents and patent applications listed in Schedule 1 attached hereto (collectively, the “Patents”);

(ii)           each and all of the trademarks, service marks, trademark applications, and service mark applications, owned by, issued or granted to, filed by or hereafter issued or granted to filed by or acquired by Debtor, whether or not on a joint basis with any other person or entity, including without limitation those trademark and service mark registrations and applications set forth in Schedule 2 attached hereto (provided that no security interest shall be granted in United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark applications under applicable federal law), together with the goodwill symbolized thereby (the “Trademarks”);

(iii)          each and all of the copyrights, copyright applications and exclusive copyright licenses, owned by, issued or granted to, filed by or hereafter issued or granted to filed by or acquired by Debtor, whether or not on a joint basis with any other person or entity, including without limitation those copyright registrations and applications and exclusive copyright licenses set forth in Schedule 3 attached hereto (the “Copyrights”);

(iv)          all rights to sue for past, present and future infringements of any and all of the Patents, Trademarks and Copyrights;

(v)           all proceeds, including without limitation license royalties and proceeds of infringement suits, based on or relating to any or all of the Patents, Trademarks and Copyrights;

(vi)          all licenses and other agreements under which Debtor is licensor, and all fees, rents, royalties, proceeds or monies thereunder, based on or relating to any or all of the Patents, Trademarks and Copyrights, and the use thereof;

(vii)         all rights granted to Debtor under a license or other agreement pertaining to any and all patent, trademark or copyright rights of any third party;

(viii)        all formulae, processes, compounds, methods, know-how, and trade secrets relating to the manufacture of Debtor’s products under, utilizing, or in connection with, any or all of the Patents, Trademarks and Copyrights; and

(ix)           all products and proceeds of the foregoing, in any form, including without limitation insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

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SCHEDULE 1

Patents

	Patent		Patent
Grantor	Titles	Country	No.	Applic. No.	Filing Date	Issue Date

AVAX TECHNOL OGIES, INC.	Method for producing a vaccine for the treatment of cancer	USA		11/331,468; published as US 2006/0240047	January 13, 2006

SCHEDULE 2

Domain Names and Trademarks

Trademark Chart - US and International Trademarks
Avax Technologies. Inc.

COUNTRY	MARK	APP./REG. No.	REGISTRATION DATE OR FILING DATE	ACTION	DEADLINE	CLASS/GOODS	COMMENTS

Argentina	N-VAX	Reg. No. 1860227	2-January-2002	First Renewal	2-January-2012	CLASS 5: Pharmaceutical and medicinal preparation for human use only; vaccines for cancer of the kidney in humans

Argentina	M-VAX	Reg. No. 1830547	22-May-2001	First Renewal	22-May-2011	CLASS 5: Melanoma cancer vaccines for human use

Argentina	P-VAX	Reg. No. 1860228	l-February-2002	First Renewal	1-February-2012	CLASS 5: Pharmaceutical and medicinal preparations; prostate cancer vaccine

Argentina	O-VAX	Reg. No. 1860230	l-February-2002	First Renewal	1-February-2012	CLASS 5: Vaccine for ovarian cancer

Australia	AC-VAX	Reg. No. 827820	17-April-2001	First Renewal	16-March-2010	CLASS 5: Pharmaceutical products and vaccine for the treatment of cancer

Australia	L-VAX	Reg. No. 855551	22-August-2001	First Renewal	1-November-2010	CLASS 5: Pharmaceutical products and vaccine for the treatment of leukemia

Australia	M-VAX	Reg. No. 790208	10-November-2000	First Renewal	6-April-2009	CLASS 5: Pharmaceutical products and vaccine for the treatment of cancer	Expired

Australia	M-VAX	Reg. No. 790180	10-November-2000	First Renewal	6-April-2009	CLASS 5: Pharmaceutical products and vaccine for the treatment of cancer	Expired

Chile	L-VAX	Reg. No. 631690	3-June-2002	First Renewal	3-June-2012	CLASS 5: Pharmaceutical products and vaccine for the treatment of leukemia

China	L-VAX	Reg. No. 1680429	14-December-2001	First Renewal	13-December-2011	CLASS 5: Pharmaceutical products and vaccine for the treatment of leukemia

China	AVAX & Design	Reg. No. 1560533	28-April-2001	First Renewal	27-April-2011	CLASS 5: Pharmaceutical products for the treatment of cancer, vaccine for the treatment of cancer

China	N-VAX	Reg. No. 2019490	28-January-2004	First Renewal	27-January-2014	CLASS 5: Pharmaceutical and medicinal preparations; kidney cancer vaccine for humans

COUNTRY	MARK	APP./REG. No.	REGISTRATION DATE OR FILING DATE	ACTION	DEADLINE	CLASS/GOODS	COMMENTS

China	O-VAX	Reg. No. 2018825	28-January-2004	First Renewal	27-January-2014	CLASS 5: Pharmaceutical and medicinal preparations; vaccine for ovarian cancer

China	P-VAX	Reg. No. 2019494	27-January-2004	First Renewal	27-January-2014	CLASS 5: Pharmaceutical and medicinal preparations; prostate cancer vaccine

European Community	AC VACCINE	Reg. No. 01304021	l2-April-2002	First Renewal	09-September-2009	CLASS 5: Vaccine for the treatment of cancer	Renewal Possible

European Community	N-VAX	Reg. No. 01304039	19-January-200l	First Renewal	9-September-2009	CLASS 5: Pharmaceutical and medicinal preparations; kidney cancer vaccine for humans	Renewal Possible

European Community	M-VAX	Reg. No. 01304062	19-January-2001	First Renewal	9-September-2009	CLASS 5: Pharmaceutical and medicinal preparations; melanoma cancer vaccine for humans	Renewal Possible

European Community	P-VAX	Reg. No. 01304013	19-January-200l	First Renewal	9-September-2009	CLASS 5: Pharmaceutical and medicinal preparations; prostate cancer vaccine	Renewal Possible

South Africa	Opposition to AVAX & Design	App. No. 200221365	27-October-2000 (Filing Date) 26-May-2004 (Publication Date)			CLASS 5	This matter is being handled directly by Avax with local counsel

Japan	M-VAX	Reg. No. 4658803	4-April-2003	First Renewal	4-April-2013	CLASS 5: Melanoma cancer vaccine for human; other pharmaceutical and medicinal preparations

Switzerland	M-VAX	Reg. No. 541648	24-April-2006	First Renewal	2-December-2015	CLASS 5

US	AVAX & Design	Reg. No. 2,510,757	20-November-2001	First Renewal	20 November-2011	CLASS 5: pharmaceutical preparations and vaccine for the treatment of cancer

2

COUNTRY	MARK	APP./REG. No.	REGISTRATION DATE OR FILING DATE	ACTION	DEADLINE	CLASS/GOODS	COMMENTS

US	MVAX	Reg. No. 2,929,049	l-May-2005	Declaration of Use/Affidavit of Incontestability	l-March-2010 (Opening Date) 1 March -2015 (Next Renewal)	CLASS 5: melanoma cancer vaccine for humans

US	THE POWER OF INDIVIDUALIZED THERAPY	Reg. No. 2,478,644	14-August-2001	First Renewal	14-August-2011	CLASS 42: Pharmaceutical research and cancer research services.

3

SCHEDULE 3

Copyrights

NONE